Exhibit 99.1

Professional Holding Corp. Reports First Quarter Results

Successfully Completes Acquisition, Closes Initial Public Offering, and Responds to COVID-19

Coral Gables, Fla., May 15, 2020 – Professional Holding Corp. (the “Company”) (NASDAQ:PFHD), the parent company of Professional Bank (the “Bank”), today announced its first quarter 2020 financial results.

“This was an exciting quarter for the Company. We completed our initial public offering and closed our acquisition of Marquis Bancorp, Inc.,” said Daniel R. Sheehan, Chairman and Chief Executive Officer of the Company.  “While the onset of the COVID-19 pandemic has taken a toll on the greater economy, our business model has enabled us to address the needs of our clients and community.”

Results of Operations:

For the first quarter of 2020:

•

Net interest income was $7.2 million, an increase of $0.6 million, or 8.8%, compared to the same period in 2019. Loan growth, partially offset by an increase in total deposits, was primarily responsible for the increase.

•

We had a net loss of $1.3 million, compared to net income of $0.4 million during to the same period in 2019. Expenses related to the Company’s acquisition of Marquis Bancorp, Inc. (“MBI”) and increases to the Company’s provision for loan losses were primarily responsible for the decrease.

•

Adjusted net income (non-GAAP, see explanation of certain non-GAAP financial measures unaudited) of $183,000 for the current quarter, compared to $355,000 during the same period in 2019.  Adjusted net income per share (non-GAAP) of $0.02 for the current quarter, compared to $0.06 per share during the same period in 2019.  For the current quarter net income per share was $(0.14) per, compared to $0.06 per share during the same period in 2019.

•

Noninterest income totaled $0.9 million, an increase of $0.5 million, or 137.8%, compared to the same period in 2019. Increases in service charges on deposit accounts and increases in interest rate SWAP referral fees were primarily responsible for the increase.

•

Noninterest expense totaled $9.5 million, an increase  of $3.0 million, or 45.7%, compared to the same period in 2019. Increases in employee headcount and MBI acquisition expenses were primarily responsible for the increase.

Financial Condition:

At March 31, 2020:

•	Total assets increased to $1.7 billion, an increase of $618.9 million, or 58.8%, compared to December 31, 2019. The completion of the acquisition of MBI largely contributed to the increase.
•

Net loans increased to $1.3 billion, an increase of $557.9 million, or 71.1%, compared to December 31, 2019. The Company experienced growth across all loan categories, primarily due to the acquisition of MBI.

•

Nonperforming assets totaled $4.0  million, which included one loan classified as nonperforming and another loan as 90 days past due compared to three loans classified as nonperforming and no loans over 90 days past due, as of December 31, 2019.

•

The Company maintained its strong capital position.  As of March 31, 2020, the Company was well-capitalized with a total risk-based capital ratio of 14.0%, a tier 1 risk-based capital ratio of 13.3%, a common equity tier 1 capital ratio of 10.5%, and a leverage ratio of 13.3%. As of December 31, 2019, the Company’s capital ratios exceeded the thresholds required for a well-capitalized designation under applicable bank regulatory requirements.

COVID-19 Operational Response and Bank Preparedness:

•

In early March 2020, the Company began preparing for potential disruptions and government limitations of activity.  Preparations included: (i) conducting pandemic testing, (ii) publishing a “work from home” guide, (iii) phasing in remote operations with a focus on employee safety, redundancy, and business continuity, and (iv) hardware upgrades.  The hardware upgrades included increased mobile/laptop capabilities, increased VPN licenses & bandwidth, and expanded technologies for video and conference line functionality.

•

The Company initiated a modified schedule for branches and limited client entry into the branches.  Transactions are now taken at the door and employees are restricted from working at multiple offices.    Since early March 2020, approximately 80% of Company employees are working remotely.

•

To manage credit risk,  the Company increased oversight and analysis of $15.4 million of loans to borrowers in vulnerable industries such as hotels and hospitality.  To date, these loans continue to perform according to their terms.

•

The Company participated in the SBA Paycheck Protection Program and processed/closed/funded over 1,300 loans representing over $215 million in relief proceeds.  These loans were subsequently pledged to the Federal Reserve as part of the Paycheck Protection Program Liquidity Facility (PPPLF).  The PPPLF pledged loans are non-recourse to the Bank.

•

As of April 30, 2020, we have reviewed and processed 125 debt service relief requests in accordance with Interagency guidelines published on March 13, 2020.  As currently interpreted by the agencies, the guidelines assert that short-term modifications made on good faith for reasons related to the COVID-19 pandemic to borrowers who were current prior to such relief are not considered TDRs. These modifications include deferrals of principal and interest, modification to interest only, and deferrals to escrow requirements. The modifications have varying terms up to six months.  Of the 125 loans that were reviewed and processed 96 were payment deferments. At April 30, 2020, residential loans represented 63 of the processed requests with balances totaling $45.8 million. At April 30, 2020, the overall various debt service relief approvals represented approximately 11% of the total loan portfolio and loan deferrals represented 7% of the total loan portfolio.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands, except per share data)

	March 31,	December 31,
	2020	2019
ASSETS
Cash and due from banks	$37,694	$21,408
Interest-bearing deposits	85,931	150,572
Federal funds sold	30,533	26,970
Cash and cash equivalents	154,158	198,950
Securities available for sale, at fair value	97,630	28,441
Securities held to maturity (fair value March 31, 2020 – $1,686, December 31, 2019 – $224)	1,661	214
Equity securities	992	971
Loans, net of allowance of $7,393 and $6,548 as of March 31, 2020 and December 31, 2019, respectively	1,343,066	785,167
Federal Home Loan Bank stock, at cost	4,504	2,994
Federal Reserve Bank stock, at cost	2,375	2,074
Accrued interest receivable	4,408	2,498
Premises and equipment, net	5,578	4,307
Bank owned life insurance	16,987	16,858
Deferred tax asset	6,923	1,859
Goodwill	14,897	—
Core deposit intangibles	3,964	—
Other assets	14,939	8,808
	$1,672,082	$1,053,141
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – non-interest bearing	$351,095	$184,211
Demand – interest bearing	735,109	599,318
Time deposits	286,137	109,344
Total deposits	1,372,341	892,873
Federal Home Loan Bank advances	70,103	55,000
Subordinated debt	9,920	—
Official checks	4,228	6,191
Line of credit	—	9,999
Accrued interest and other liabilities	14,636	9,776
Total liabilities	1,471,228	973,839
Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—
Class A Voting Common stock, $0.01 par value; authorized 50,000,000 shares, issued 13,915,762 and outstanding 13,537,565 shares as of March 31, 2020 and authorized 50,000,000 shares, issued 5,360,262 and outstanding 5,115,262 shares at December 31, 2019	131	53
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized, 752,184 shares issued and outstanding at March 31, 2020 and December 31, 2019	7	7
Treasury stock, at cost	(6,257)	(4,155)
Additional paid-in capital	201,670	77,019
Retained earnings	5,134	6,451
Accumulated other comprehensive gain (loss)	169	(73)
Total stockholders’ equity	200,854	79,302
	$1,672,082	$1,053,141

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Interest income
Loans, including fees	$10,015	$8,075
Taxable securities	222	171
Dividend income on restricted stock	79	57
Other	704	469
Total interest income	11,020	8,772

Interest expense
Deposits	2,626	2,013
Federal Home Loan Bank advances	278	238
Other borrowings	55	—
Total interest expense	2,959	2,251

Net interest income	8,061	6,521
Provision for loan losses	845	(113)
Net interest income after provision for loan losses	7,216	6,634

Non-interest income
Service charges on deposit accounts	222	76
Income from Bank owned life insurance	129	57
Gain on sale of securities	4	—
Other	501	227
Total non-interest income	856	360

Non-interest expense
Salaries and employee benefits	5,263	4,314
Occupancy and equipment	774	521
Data processing	176	162
Marketing	137	139
Professional fees	355	275
Acquisition expenses	1,663	—
Regulatory assessments	214	162
Other	904	937
Total non-interest expense	9,486	6,510

Income (loss) before income taxes	(1,414)	484
Income tax provision (benefit)	(97)	129
Net income (loss)	(1,317)	355

Earnings per share:
Basic	$(0.14)	$0.06
Diluted	$(0.14)	$0.06

Other comprehensive income:
Unrealized holding gain (loss) on securities available for sale	324	268
Tax effect	(82)	(68)
Other comprehensive gain (loss), net of tax	242	200
Comprehensive income (loss)	$(1,075)	$555

Capital

The following table presents the Company’s regulatory capital ratios as of March 31, 2020, and December 31, 2019. The amounts presented exclude the capital conservation buffer.

					Minimum to be well
	Actual		Minimum for capital adequacy		capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2020
Total capital ratio
Bank	$159,266	11.6%	$109,416	8.0%	$136,770	10.0%
Company	191,739	14.0%	109,416	8.0%	N/A	N/A
Tier 1 capital ratio
Bank	149,351	10.9%	82,062	6.0%	109,416	8.0%
Company	181,824	13.3%	82,062	6.0%	N/A	N/A
Tier1 leverage ratio
Bank	149,351	8.7%	69,753	4.0%	87,191	5.0%
Company	181,824	10.5%	69,753	4.0%	N/A	N/A
Common equity tier 1 capital ratio
Bank	149,351	10.9%	61,546	4.5%	88,900	6.5%
Company	181,824	13.3%	61,546	4.5%	N/A	N/A

					Minimum to be well
	Actual		Minimum for capital adequacy		capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019
Total capital ratio
Bank	$95,662	13.6%	$56,091	8.0%	$70,114	10.0%
Company	86,531	12.3%	56,091	8.0%	N/A	N/A
Tier 1 capital ratio
Bank	88,506	12.6%	42,069	6.0%	56,091	8.0%
Company	79,375	11.3%	42,069	6.0%	N/A	N/A
Tier1 leverage ratio
Bank	88,506	8.7%	40,889	4.0%	51,112	5.0%
Company	79,375	7.8%	40,889	4.0%	N/A	N/A
Common equity tier 1 capital ratio
Bank	88,506	12.6%	31,551	4.5%	45,574	6.5%
Company	79,375	11.3%	31,551	4.5%	N/A	N/A

Liquidity

The Company maintains a strong liquidity position.  At March 31, 2020, in addition to its balance sheet liquidity, the Company had the ability to generate approximately $206.1 million in additional liquidity through available resources.

Net Interest Income and Net Interest Margin Analysis

The following table shows the average outstanding balance of each principal category of the Company’s assets, liabilities and shareholders’ equity, together with the average yields on assets and the average costs of liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the respective periods.

For the Three Months Ended March 31,

	2020			2019
	Average	Interest		Average	Interest
	Outstanding	Income/	Average	Outstanding	Income/	Average
(Dollars in thousands)	Balance	Expense(4)	Yield/Rate	Balance	Expense(4)	Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$184,497	$585	1.28%	$52,820	$321	2.46%
Federal funds sold	34,943	119	1.37%	22,973	143	2.52%
Federal Reserve Bank stock, FHLB stock and other corporate stock	5,296	79	6.00%	3,670	57	6.30%
Investment securities	46,107	222	1.94%	27,655	176	2.58%
Loans(1)	813,746	10,015	4.95%	623,421	8,075	5.25%
Total interest earning assets	1,084,589	11,020	4.09%	730,539	8,772	4.87%
Noninterest earning assets	59,525			31,546
Total assets	1,144,114			762,085
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	762,967	2,626	1.38%	494,193	2,013	1.65%
Borrowed funds	60,000	333	2.23%	40,008	238	2.41%
Total interest-bearing liabilities	822,967	2,959	1.45%	534,201	2,251	1.71%
Noninterest-bearing liabilities
Noninterest-bearing deposits	194,222			133,737
Other noninterest-bearing liabilities	12,142			4,177
Shareholders’ equity	114,783			89,970
Total liabilities and shareholders’ equity	$1,144,114			$762,085
Net interest spread(2)			2.64%			3.16%
Net interest income		$8,061			$6,521
Net interest margin(3)			2.99%			3.62%

(1)	Includes nonaccrual loans.
(2)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest-bearing liabilities.
(3)	Net interest margin is a ratio of net interest income to average interest earning assets for the same period.
(4)	Interest income on loans includes loan fees of $55 and $127 thousand for the three months ended March 31, 2020 and 2019, respectively.

Provision for Loan Losses

The Company’s provision for loan losses amounted to $0.85 million for the first three months of 2020 compared to $(0.11) million for the first three months of 2019.  The negative net allocation for the first three months of 2019 was due to a reclassification of unallocated funds of $384,000 after a provision expense of $273,000.  The increase to the provision expense in 2020 reflects an increase in loan growth, increased uncertainty surrounding COVID-19, and the deteriorating general macroeconomic environment.

The Company’s allowance for loan losses as a percentage of total loans was 0.55% at March 31, 2020, compared to 0.83% at December 31, 2019. This decrease reflects the loan growth resulting from the acquisition of MBI.   As part of the acquisition, all Marquis loans had specific allocations marked upon the close of the acquisition and do not require a specific reserve.  The Company did not record any net charge-offs for the three months ended March 31, 2020, or March 31, 2019.

Noninterest Income

Noninterest income for the three months ended March 31, 2020, was $0.9 million, a $496,000,  or 137.8%, increase compared to noninterest income of $0.4 million for the three months ended March 31, 2019. An increase in swap referral fees of $263,000, or 100.0%, during the first three months of 2020 compared to none for the first three months of 2019 was the primary reason for this increase. A few large loans generated these swap referral fees, and it is uncertain whether the Company will be able to sustain any increases in the future.  The Company’s primary sources of recurring noninterest income are service charges on deposit accounts, mortgage banking revenue, swap referral fees, origination fees for Small Business Administration, or SBA loans, and other fees and charges.

The Company also experienced an increase in mortgage banking revenues of $83,000 or 136.1%, primarily due to originating and selling fixed rate15-year and 30-year loans to third parties and an increase in deposit account service charges of $62,000, or 38.8%. A decrease in SBA loan origination fees of $14,000, or (100.0)%, during the 2020 period compared to the 2019 period slightly offset these increases.

Noninterest Expense

Noninterest expense amounted to $9.5 million for the three months ended March 31, 2020, an increase of $3.0 million, or 45.7%, compared to $6.5 million for the three months ended March 31, 2019. Expenses associated with the acquisition of MBI were the primary reason for this increase. Additional contributing factors include increased salaries and benefits, increased employee headcount, increased occupancy and equipment expenses, and professional services expenses attributable to building the infrastructure of a publicly traded company.  Generally, noninterest expense is composed of all employee expenses and costs associated with operating Company facilities, obtaining and retaining client relationships and providing banking services.

Investment Securities

The Company’s investment portfolio increased by $70.7 million, or 238.5%, from $29.6 million at December 31, 2019, to $100.3 million at March 31, 2020.  The investment of a portion of the proceeds from the Company’s 2020 initial public offering is the primary reason for this increase. The Company invested these proceeds into liquid assets to provide more liquidity to fund loan growth, as well as securities available for sale.  To supplement interest income earned on the Company’s loan portfolio, the Company invests in high quality mortgage-backed securities, government agency bonds, corporate bonds, community development district bonds and equity securities (including mutual funds).

Loan Portfolio

The Company’s primary source of income is derived from interest earned on loans. The Company’s loan portfolio consists of loans secured by real estate as well as commercial business loans, construction and development loans, and other consumer loans. The Company’s loan clients primarily consist of small to medium sized businesses, the owners and operators of those businesses, and other professionals, entrepreneurs and high net worth individuals. The Company’s owner-occupied and investment commercial real estate loans, residential construction loans, and commercial business loans provide higher risk-adjusted returns, shorter maturities, and more sensitivity to interest rate fluctuations and are complemented by the relatively lower risk residential real estate loans to individuals. The Company’s lending activities are principally directed to the Miami-Dade MSA. The following table summarizes and provides additional information about certain segments of the Company’s loan portfolio as of March 31, 2020, and December 31, 2019.

	March 31, 2020		December 31, 2019
(Dollars in thousands)	Amount	Percent	Amount	Percent
Commercial real estate	$699,657	51.8%	$270,981	34.2%
Owner Occupied	263,493	—	112,618	—
Non-Owner Occupied	436,164	—	158,363	—
Residential real estate	373,129	27.6%	342,257	43.2%
Commercial	197,659	14.6%	129,477	16.3%
Construction and development	66,915	5.0%	41,465	5.2%
Consumer and other loans	13,870	1.0%	8,287	1.0%
Total loans	$1,351,230	100.0%	$792,467	100.00%
Unearned loan origination fees (costs), net	(771)		(752)
Allowance for loan losses	(7,393)		(6,548)
Loans, net	$1,343,066		$785,167

Non-Performing Assets

As of March 31, 2020, the Company had nonperforming assets of $4.0 million, or 0.26% of total assets compared to nonperforming assets of $2.3 million,  or 0.22% of total assets at December 31, 2019.

Allowance for Loan and Lease Losses (“ALLL”)

The Company’s allowance for loan losses was $7.4 million at March 31, 2020, compared to $6.5 million at December 31, 2019, an increase of 12.9%. The organic growth of the Company’s loan portfolio and the anticipated decline in worldwide economic activity due the actual and projected effects of COVID-19 were primarily responsible for this increase. At December 31, 2019, the Company had an allowance for loan losses to total gross loans (net of overdrafts) ratio of 0.83%. At March 31, 2020, the Company’s allowance for loan losses was 0.55% of total gross loans (net of overdrafts) and provided coverage of 391.4% of nonperforming loans. The Company believes the allowance at March 31, 2020, was adequate to absorb probable incurred credit losses inherent in the loan portfolio.

Explanation of Certain unaudited non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), including adjusted net income and adjusted net income per share, which we refer to “non-GAAP financial measures.” The table below provides a reconciliation between these non-GAAP measures and net income and net income per share.

Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these measures are useful supplemental information that can enhance investors’ understanding of the Company’s core business and performance without considering acquisition-related expenses. Management believes it is appropriate to exclude acquisition related expenses because those costs are specific to each transaction and are differentiated by the size, complexity and other specifics of each transaction, and are not indicative of the costs to operate the Company’s core business.  These non-GAAP measures can be useful when comparing performance with other financial institutions.  These disclosures should not be considered an alternative to GAAP.

Reconciliation of non-GAAP Financial Measures (unaudited)

Dollar amount in thousands, except per share data

	Three Months Ended
	March 31, 2020	March 31, 2019
Adjusted net income (non-GAAP)
Net Income (GAAP)	$(1,317)	$355
Less: Acquisition-related expenses, net of tax of $164	1,500	0
Adjusted net income (non-GAAP)	$183	$355

Adjusted net income per share (non-GAAP)
Earnings Per Share (GAAP)	$(0.14)	$0.06
Effect to adjust acquisition-related expenses, net of tax	0.16	0.00
Adjusted net income per share (non-GAAP)	$0.02	$0.06

Acquisition related expenses are comprised of change-in-control payments to Marquis executives and advisory, legal, and regulatory fees and costs.

Additional Materials

The Company’s Quarterly Report on Form 10-Q can be found on the Company’s investor relations web page at https://myprobank.com/ir/ or on the SEC web page at https://www.sec.gov.  There is also a slide presentation with supplemental financial information that can be accessed at https://myprobank.com/ir/.  Management intends to hold regular quarterly conference calls with investors commencing after the second quarter of 2020.

Forward Looking Statements

This communication contains forward-looking statements involving significant risks and uncertainties. Several important factors could cause actual results to differ materially from those in the forward-looking statements.  Those factors include the duration and extent of the COVID-19 pandemic, general economic and financial market conditions, potential business uncertainties as we integrate MBI into our operations,  expectations concerning and the actual timing and amount of interest rate movements, competition, our ability to execute business plans, geopolitical developments, legislative and regulatory developments, inflation or deflation, market fluctuations, natural disasters (including pandemics such as COVID-19), critical accounting estimates, and other factors listed in our Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission.  The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments or changes in expectations, except as may be required by law.

About Professional Holding Corp.

Professional Holding Corp. (NASDAQ: PFHD), is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, other professional entrepreneurs and high net worth individuals. Professional Bank currently operates through a network of five banking centers and four loan production offices in the Miami Metropolitan Statistical Area, as well as its Digital Innovation Center located in Cleveland, Ohio. For more information, visit www.myprobank.com.